Capital City Bank Group, Inc.

Reports First Quarter 2018 Results

TALLAHASSEE, Fla. (April 23, 2018) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income of $5.8 million, or $0.34 per diluted share for the first quarter of 2018 compared to net income of $3,000, or $0.00 per diluted share for the fourth quarter of 2017, and $2.7 million, or $0.16 per diluted share for the first quarter of 2017.

Net income for the first quarter of 2018 included a $1.5 million, or $0.09 per diluted share tax benefit related to a 2017 plan year pension plan contribution.  Net income for the fourth quarter of 2017 included a $4.1 million, or $0.24 per diluted share, income tax expense related to the re-measurement of our net deferred tax asset due to tax reform.

HIGHLIGHTS

•      Net interest income up 1.3% sequentially and 10.3% over prior year

•      23 basis points cost of funds reflects the quality of our core deposit base (~ 35% noninterest bearing)

•      Period-end loan growth 4.7% over prior year

•      Continued efforts to restrain expense growth

•      Net charge-offs of 20 basis points continues to reflect the quality of our loan portfolio

•      Well capitalized with common equity tier 1 ratio of 13.4% and total risk based capital ratio of 17.0%

“I am very encouraged by first quarter results”, said William G. Smith, Jr., Chairman, President and CEO.  “Florida is strong and the demographics of our markets are improving.  We are once again on the offense following a number of years playing defense after the crisis.  Loan growth, rising rates and a phenomenal core deposit base are all contributing to higher net interest income.  While we may be nearing the point of inflection, credit quality continues to improve.  Lowering our efficiency ratio is a top priority and we have multiple strategies in place to grow our revenues and manage expenses.  There is always more to be done, but I am pleased with our progress as we continue to focus on strategies that will produce long term value for our shareowners”.

Compared to the fourth quarter of 2017, the $1.1 million decrease in operating profit reflected a $1.0 million increase in noninterest expense and lower noninterest income of $0.5 million, partially offset by higher net interest income of $0.3 million and a $0.1 million reduction in the loan loss provision.

Compared to the first quarter of 2017, the $1.4 million increase in operating profit was attributable to higher net interest income of $2.0 million, partially offset by lower noninterest income of $0.2 million and a $0.4 million increase in the loan loss provision.

Our return on average assets (“ROA”) was 0.81% and our return on average equity (“ROE”) was 8.14% for the first quarter of 2018 compared to 0.39% and 4.00%, respectively, for the first quarter of 2017.

Discussion of Operating Results

Tax-equivalent net interest income for the first quarter of 2018 was $21.9 million compared to $21.8 million for the fourth quarter of 2017 and $20.0 million for the first quarter of 2017.  During the first quarter of 2018, overnight funds increased as a result of seasonal growth in our public fund deposits, and to a lesser degree, savings accounts.  A portion of these overnight funds were used to fund growth in the loan and investment portfolios.  The increase in tax-equivalent net interest income compared to the first quarter of 2017 reflected growth in the loan portfolio and higher rates earned on overnight funds, investment securities, and variable rate loans, partially offset by a higher cost on our negotiated rate deposits.

The federal funds target rate increased six times since December 2015 to 1.75% at the end of the first quarter of 2018, which positively affected our net interest income due to favorable repricing of our variable and adjustable rate earning assets. Although these increases have also resulted in higher rates paid on our negotiated rate deposits, we continue to prudently manage our overall cost of funds, which was 23 basis points for the first quarter of 2018, compared to 18 basis points for fourth quarter of 2017 and 13 basis points for the first quarter 2017.  Despite highly competitive fixed-rate loan pricing across most markets, we continue to review our loan pricing and make adjustments where appropriate.

Our net interest margin for the first quarter of 2018 was 3.43%, a decrease of two basis points compared to the fourth quarter of 2017 and an increase of 22 basis points over the first quarter of 2017.  Relative to both comparative periods, the average yield for each earning asset category improved. The decrease in the margin compared to the fourth quarter of 2017 was due to seasonal growth in our overnight funds, resulting in a slightly less favorable asset mix.  The increase in the margin compared to the first quarter of 2017 was primarily attributable to loan growth and higher yields on overnight funds and investment securities, partially offset by higher rates on our negotiated rate deposits.

The provision for loan losses for the first quarter of 2018 was $0.7 million compared to $0.8 million for the fourth quarter of 2017 and $0.3 million for the first quarter of 2017.  The higher provision compared to the first quarter of 2017 reflected higher loan charge-offs and growth in the loan portfolio.  Net loan charge-offs for the first quarter of 2018 totaled $0.8 million compared to net loan charge-offs of $0.9 million for the fourth quarter of 2017 and $0.4 million for the first quarter of 2017.  At March 31, 2018, the allowance for loan losses of $13.3 million represented 0.80% of outstanding loans (net of overdrafts) and provided coverage of 181% of nonperforming loans compared to 0.80% and 186%, respectively, at December 31, 2017 and 0.84% and 161%, respectively, at March 31, 2017.

Noninterest income for the first quarter of 2018 totaled $12.5 million and reflected decreases of $0.5 million, or 3.3%, from the fourth quarter of 2017 and $0.2 million, or 1.9%, from the first quarter of 2017.  The decrease from both prior periods was primarily attributable to lower mortgage banking fees and generally reflected a seasonal slowdown in loan funding, and to a lesser extent, a lower margin on sold loans.

Noninterest expense for the first quarter of 2018 totaled $27.9 million, an increase of $1.0 million, or 3.8%, over the fourth quarter of 2017 attributable to higher compensation expense of $0.6 million, occupancy expense of $0.1 million, and other real estate owned expense of $0.3 million.  The higher level of compensation expense was seasonal and reflected the reset of payroll taxes and incentives.  The increase in occupancy expense was attributable to higher maintenance costs.  Other real estate owned expense increased due to a valuation adjustment for one parcel of property.

We realized an income tax benefit of $0.2 million for the first quarter of 2018 which included a discrete tax benefit of $1.5 million resulting from the effect of federal tax reform, enacted in December 2017, on a pension plan contribution made in the first quarter of 2018 for the 2017 pension plan year.  Absent this discrete item, our effective tax rate was approximately 24%.  Income tax expense for the fourth quarter of 2017 was $6.7 million and included a $4.1 million discrete tax expense related to the re-measurement of our net deferred tax asset, also due to the federal tax reform enacted in December.

Discussion of Financial Condition

Average earning assets were $2.592 billion for the first quarter of 2018, an increase of $80.5 million, or 3.2%, over the fourth quarter of 2017, and an increase of $63.3 million, or 2.5%, over the first quarter of 2017.  The change in earning assets over both periods reflected a higher level of total deposits.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $240.9 million during the first quarter of 2018 compared to $174.6 million in the fourth quarter of 2017 and $245.2 million in the first quarter of 2017. The change in the average net overnight funds compared to both prior periods is related to variances in deposit balances which are discussed in further detail below.

Average loans increased $6.9 million, or 0.4% when compared to the fourth quarter of 2017, and have grown $62.1 million, or 3.9% when compared to the first quarter of 2017. The average increase compared to the fourth quarter of 2017 primarily reflected growth in commercial mortgage, construction, and consumer loans, partially offset by a reduction in the remaining loan types. Average growth over the first quarter of 2017 was experienced in all loan categories, with the exception of commercial and home equity loans. A portion of this growth compared to the first quarter 2017 was attributable to three separate loan pool purchases totaling $28.9 million.  The loans were individually reviewed and evaluated in accordance with our credit underwriting standards.

We continue to make minor modifications on some of our lending programs to mitigate the impact that consumer and business deleveraging has had on our portfolio.  These programs, coupled with economic improvements in our anchor markets and strategic loan purchases, have helped increase overall loan growth.

Nonperforming assets (nonaccrual loans and OREO) totaled $10.6 million at March 31, 2018, a decrease of $0.5 million, or 4.3%, from December 31, 2017 and $7.2 million, or 40.2%, from March 31, 2017.  Nonaccrual loans totaled $7.3 million at March 31, 2018, a $0.2 million increase over December 31, 2017 and a $1.0 million decrease from March 31, 2017.  Nonaccrual loan additions totaled $3.8 million for the first quarter of 2018 compared to $5.6 million for the fourth quarter of 2017 and $2.9 million for the first quarter of 2017.  The balance of OREO totaled $3.3 million at March 31, 2018, a decrease of $0.6 million and $6.2 million, respectively, from December 31, 2017 and March 31, 2017.  For the first quarter of 2018, we added properties totaling $0.3 million, sold properties totaling $0.4 million, and recorded valuation adjustments totaling $0.5 million.

Average total deposits were $2.456 billion for the first quarter of 2018, an increase of $77.7 million, or 3.3% over the fourth quarter of 2017, and an increase of $48.8 million, or 2.0% over the first quarter of 2017. The increase in average deposits compared to the fourth quarter of 2017 reflected increases in negotiated NOW and savings accounts.  Average deposits compared to first quarter of 2017 reflected strong growth in noninterest bearing deposits and savings accounts.  Deposit levels remain strong, particularly given the increases in the fed funds rate. Average core deposits continue to experience growth. We monitor deposit rates on an ongoing basis as a prudent pricing discipline remains the key to managing our mix of deposits.

Average borrowings decreased $0.1 million compared to the fourth quarter of 2017 and decreased $4.6 million compared to the first quarter of 2017. Declines over both prior periods were primarily due to payoffs of FHLB advances, partially offset by increases in repurchase agreements.

Shareowners’ equity was $288.4 million at March 31, 2018, compared to $284.2 million at December 31, 2017 and $278.1 million at March 31, 2017.  Our leverage ratio was 10.36%, 10.47%, and 9.95%, respectively, on these dates.  Further, at March 31, 2018, our risk-adjusted capital ratio was 17.04% compared to 17.10% and 16.44% at December 31, 2017 and March 31, 2017, respectively.  Our common equity tier 1 ratio was 13.43% at March 31, 2018, compared to 13.42% at December 31, 2017 and 12.77% at March 31, 2017.  All of our capital ratios exceeded the threshold to be designated as “well-capitalized” under the Basel III capital standards.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $2.9 billion in assets.  We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards and securities brokerage services.  Our bank subsidiary, Capital City Bank, was founded in 1895 and now has 59 banking offices and 73 ATMs in Florida, Georgia and Alabama.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially.  The following factors, among others, could cause our actual results to differ: the accuracy of the our financial statement estimates and assumptions; legislative or regulatory changes, including the Dodd-Frank Act, Basel III, and the ability to repay and qualified mortgage standards; fluctuations in inflation, interest rates, or monetary policies; the effects of security breaches and computer viruses that may affect our computer systems or fraud related to debit card products; changes in consumer spending and savings habits; our growth and profitability; the strength of the U.S. economy and the local economies where we conduct operations; the effects of a non-diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; changes in accounting; and our ability to manage the risks involved in the foregoing.  Additional factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and our other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

USE OF NON-GAAP FINANCIAL MEASURES

We present a tangible common equity ratio and a tangible book value per diluted share that removes the effect of goodwill resulting from merger and acquisition activity.  We believe these measures are useful to investors because it allows investors to more easily compare our capital adequacy to other companies in the industry.

The GAAP to non-GAAP reconciliations are provided below.

(Dollars in Thousands, except per share data)		Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
TANGIBLE COMMON EQUITY RATIO
Shareowners' Equity (GAAP)		$288,360	$284,210	$285,201	$281,513	$278,059
Less: Goodwill (GAAP)		84,811	84,811	84,811	84,811	84,811
Tangible Shareowners' Equity (non-GAAP)	A	203,549	199,399	200,390	196,702	193,248
Total Assets (GAAP)		2,924,832	2,898,794	2,790,842	2,814,843	2,895,531
Less: Goodwill (GAAP)		84,811	84,811	84,811	84,811	84,811
Tangible Assets (non-GAAP)	B	$2,840,021	$2,813,983	$2,706,031	$2,730,032	$2,810,720
Tangible Common Equity Ratio (non-GAAP)	A/B	7.17%	7.09%	7.41%	7.21%	6.88%
Actual Diluted Shares Outstanding (GAAP)	C	17,088,419	17,071,107	17,045,326	17,025,148	16,978,681
Tangible Book Value per Diluted Share (non-GAAP)	A/C	$11.91	$11.68	$11.76	$11.55	$11.38

CAPITAL CITY BANK GROUP, INC.
EARNINGS HIGHLIGHTS
Unaudited

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2018	Dec 31, 2017	Mar 31, 2017
EARNINGS
Net Income	$5,773	$3	$2,744
Diluted Net Income Per Share	$0.34	$0.00	$0.16
PERFORMANCE
Return on Average Assets	0.81%	0.00%	0.39%
Return on Average Equity	8.14%	0.00%	4.00%
Net Interest Margin	3.43%	3.45%	3.21%
Noninterest Income as % of Operating Revenue	36.44%	37.51%	39.19%
Efficiency Ratio	81.07%	77.50%	85.33%
CAPITAL ADEQUACY
Tier 1 Capital	16.30%	16.33%	15.68%
Total Capital	17.04%	17.10%	16.44%
Tangible Common Equity (1)	7.17%	7.09%	6.88%
Leverage	10.36%	10.47%	9.95%
Common Equity Tier 1	13.43%	13.42%	12.77%
Equity to Assets	9.86%	9.80%	9.60%
ASSET QUALITY
Allowance as % of Non-Performing Loans	181.26%	185.87%	160.70%
Allowance as a % of Loans	0.80%	0.80%	0.84%
Net Charge-Offs as % of Average Loans	0.20%	0.21%	0.10%
Nonperforming Assets as % of Loans and ORE	0.64%	0.67%	1.11%
Nonperforming Assets as % of Total Assets	0.36%	0.38%	0.61%
STOCK PERFORMANCE
High	$26.50	$26.01	$21.79
Low	22.80	22.21	19.22
Close	$24.75	$22.94	$21.39
Average Daily Trading Volume	21,061	19,112	23,150

(1) Tangible common equity ratio is a non-GAAP financial measure. For additional information, including a reconciliation to GAAP, refer to page 3.

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
Unaudited

	2018	2017
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ASSETS
Cash and Due From Banks	$47,804	$58,419	$50,420	$72,801	$47,650
Funds Sold and Interest Bearing Deposits	250,821	227,023	140,694	162,377	290,897
Total Cash and Cash Equivalents	298,625	285,442	191,114	235,178	338,547

Investment Securities Available for Sale	471,836	480,911	510,846	529,686	541,102
Investment Securities Held to Maturity	225,552	216,679	184,262	157,074	158,515
Total Investment Securities	697,388	697,590	695,108	686,760	699,617

Loans Held for Sale	4,845	4,817	7,800	8,213	7,498

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	198,775	218,166	215,963	213,544	214,595
Real Estate - Construction	80,236	77,966	67,813	67,331	59,938
Real Estate - Commercial	551,309	535,707	527,331	519,140	503,868
Real Estate - Residential	307,050	308,159	306,272	302,072	295,406
Real Estate - Home Equity	223,994	229,513	228,499	230,995	231,300
Consumer	284,356	278,622	273,670	269,539	268,921
Other Loans	14,988	3,747	9,311	17,057	9,586
Overdrafts	1,187	1,612	1,479	1,518	1,345
Total Loans, Net of Unearned Interest	1,661,895	1,653,492	1,630,338	1,621,196	1,584,959
Allowance for Loan Losses	(13,258)	(13,307)	(13,339)	(13,242)	(13,335)
Loans, Net	1,648,637	1,640,185	1,616,999	1,607,954	1,571,624

Premises and Equipment, Net	90,939	91,698	92,345	92,495	93,755
Goodwill	84,811	84,811	84,811	84,811	84,811
Other Real Estate Owned	3,330	3,941	5,987	7,968	9,501
Other Assets	96,257	90,310	96,678	91,464	90,178
Total Other Assets	275,337	270,760	279,821	276,738	278,245

Total Assets	$2,924,832	$2,898,794	$2,790,842	$2,814,843	$2,895,531

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$890,482	$874,583	$870,644	$842,314	$836,011
NOW Accounts	859,704	877,820	749,816	787,090	882,605
Money Market Accounts	257,422	239,212	249,964	265,032	263,080
Regular Savings Accounts	353,996	335,140	329,742	327,560	321,160
Certificates of Deposit	137,280	143,122	147,451	149,937	156,449
Total Deposits	2,498,884	2,469,877	2,347,617	2,371,933	2,459,305

Short-Term Borrowings	4,893	7,480	6,777	6,105	7,603
Subordinated Notes Payable	52,887	52,887	52,887	52,887	52,887
Other Long-Term Borrowings	13,333	13,967	15,047	15,631	16,460
Other Liabilities	66,475	70,373	83,313	86,774	81,217

Total Liabilities	2,636,472	2,614,584	2,505,641	2,533,330	2,617,472

SHAREOWNERS' EQUITY
Common Stock	171	170	170	170	170
Additional Paid-In Capital	37,343	36,674	35,892	35,522	34,859
Retained Earnings	283,990	279,410	275,013	271,646	268,934
Accumulated Other Comprehensive Loss, Net of Tax	(33,144)	(32,044)	(25,874)	(25,825)	(25,904)

Total Shareowners' Equity	288,360	284,210	285,201	281,513	278,059

Total Liabilities and Shareowners' Equity	$2,924,832	$2,898,794	$2,790,842	$2,814,843	$2,895,531

OTHER BALANCE SHEET DATA
Earning Assets	$2,614,949	$2,582,922	$2,473,940	$2,478,546	$2,582,971
Interest Bearing Liabilities	1,679,515	1,669,628	1,551,684	1,604,242	1,700,244

Book Value Per Diluted Share	$16.87	$16.65	$16.73	$16.54	$16.38
Tangible Book Value Per Diluted Share(1)	11.91	11.68	11.76	11.55	11.38

Actual Basic Shares Outstanding	17,044	16,989	16,966	16,964	16,954
Actual Diluted Shares Outstanding	17,088	17,071	17,045	17,025	16,979

(1) Tangible book value per diluted share is a non-GAAP financial measure. For additional information, including a reconciliation to GAAP, refer to page 3.

CAPITAL CITY BANK GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Unaudited

	2018	2017
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

INTEREST INCOME
Interest and Fees on Loans	$19,535	$19,513	$19,479	$18,720	$18,005
Investment Securities	2,762	2,520	2,416	2,169	2,042
Funds Sold	917	594	446	533	493
Total Interest Income	23,214	22,627	22,341	21,422	20,540

INTEREST EXPENSE
Deposits	868	590	530	388	281
Short-Term Borrowings	8	5	15	17	45
Subordinated Notes Payable	475	431	420	404	379
Other Long-Term Borrowings	100	112	115	117	99
Total Interest Expense	1,451	1,138	1,080	926	804
Net Interest Income	21,763	21,489	21,261	20,496	19,736
Provision for Loan Losses	745	826	490	589	310
Net Interest Income after Provision for Loan Losses	21,018	20,663	20,771	19,907	19,426

NONINTEREST INCOME
Deposit Fees	4,872	5,040	5,153	5,052	5,090
Bank Card Fees	2,811	2,830	2,688	2,870	2,803
Wealth Management Fees	2,173	2,172	2,197	2,073	1,842
Mortgage Banking Fees	1,057	1,410	1,480	1,556	1,308
Other	1,564	1,445	1,478	1,584	1,675
Total Noninterest Income	12,477	12,897	12,996	13,135	12,718

NONINTEREST EXPENSE
Compensation	16,366	15,740	16,349	16,292	16,496
Occupancy, Net	4,551	4,400	4,501	4,555	4,381
Other Real Estate, Net	626	355	(118)	315	583
Other	6,363	6,402	5,975	6,759	6,462
Total Noninterest Expense	27,906	26,897	26,707	27,921	27,922

OPERATING PROFIT	5,589	6,663	7,060	5,121	4,222
Income Tax (Benefit) Expense	(184)	6,660	2,505	1,560	1,478
NET INCOME	$5,773	$3	$4,555	$3,561	$2,744

PER SHARE DATA
Basic Net Income	$0.34	$0.00	$0.27	$0.21	$0.16
Diluted Net Income	0.34	0.00	0.27	0.21	0.16
Cash Dividend	$0.07	$0.07	$0.07	$0.05	$0.05
AVERAGE SHARES
Basic	17,028	16,967	16,965	16,955	16,919
Diluted	17,073	17,050	17,044	17,016	16,944

CAPITAL CITY BANK GROUP, INC.
ALLOWANCE FOR LOAN LOSSES
AND RISK ELEMENT ASSETS
Unaudited

	2018	2017
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$13,307	$13,339	$13,242	$13,335	$13,431
Provision for Loan Losses	745	826	490	589	310
Net Charge-Offs	794	858	393	682	406
Balance at End of Period	$13,258	$13,307	$13,339	$13,242	$13,335
As a % of Loans	0.80%	0.80%	0.82%	0.81%	0.84%
As a % of Nonperforming Loans	181.26%	185.87%	203.39%	166.23%	160.70%

CHARGE-OFFS
Commercial, Financial and Agricultural	$182	$664	$276	$324	$93
Real Estate - Construction	7	-	-	-	-
Real Estate - Commercial	290	42	94	478	71
Real Estate - Residential	107	126	125	44	116
Real Estate - Home Equity	158	48	50	-	92
Consumer	695	577	455	537	624
Total Charge-Offs	$1,439	$1,457	$1,000	$1,383	$996

RECOVERIES
Commercial, Financial and Agricultural	$166	$113	$79	$40	$81
Real Estate - Construction	1	-	50	-	-
Real Estate - Commercial	123	24	69	58	23
Real Estate - Residential	84	141	60	202	213
Real Estate - Home Equity	61	67	84	39	29
Consumer	210	254	265	362	244
Total Recoveries	$645	$599	$607	$701	$590

NET CHARGE-OFFS	$794	$858	$393	$682	$406

Net Charge-Offs as a % of Average Loans (1)	0.20%	0.21%	0.10%	0.17%	0.10%

RISK ELEMENT ASSETS
Nonaccruing Loans	$7,314	$7,159	$6,558	$7,966	$8,298
Other Real Estate Owned	3,330	3,941	5,987	7,968	9,501
Total Nonperforming Assets	$10,644	$11,100	$12,545	$15,934	$17,799

Past Due Loans 30-89 Days	$4,268	$4,579	$5,687	$3,789	$3,263
Past Due Loans 90 Days or More	-	36	-	-	-
Classified Loans	31,709	31,002	36,545	41,322	40,978
Performing Troubled Debt Restructuring's	$31,472	$32,164	$33,427	$35,436	$36,555

Nonperforming Loans as a % of Loans	0.44%	0.43%	0.40%	0.49%	0.52%
Nonperforming Assets as a % of Loans and Other Real Estate	0.64%	0.67%	0.76%	0.97%	1.11%
Nonperforming Assets as a % of Total Assets	0.36%	0.38%	0.45%	0.57%	0.61%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.
AVERAGE BALANCE AND INTEREST RATES(1)
Unaudited

	First Quarter 2018			Fourth Quarter 2017			Third Quarter 2017			Second Quarter 2017			First Quarter 2017
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,647,612	$19,636	4.83%	$1,640,738	$19,696	4.76%	$1,638,578	$19,672	4.76%	$1,608,629	18,880	4.71%	$1,585,561	$18,137	4.64%

Investment Securities
Taxable Investment Securities	619,137	2,523	1.64	602,353	2,263	1.50	588,518	2,150	1.45	591,825	1,898	1.28	600,528	1,784	1.20
Tax-Exempt Investment Securities	84,800	318	1.50	94,329	393	1.67	98,463	407	1.65	100,742	414	1.64	97,965	396	1.62

Total Investment Securities	703,937	2,841	1.62	696,682	2,656	1.52	686,981	2,557	1.48	692,567	2,312	1.34	698,493	2,180	1.26

Funds Sold	240,916	917	1.54	174,565	594	1.35	140,728	446	1.26	200,834	533	1.06	245,153	493	0.81

Total Earning Assets	2,592,465	$23,394	3.66%	2,511,985	$22,946	3.63%	2,466,287	$22,675	3.65%	2,502,030	$21,725	3.48%	2,529,207	$20,810	3.33%

Cash and Due From Banks	52,711			51,235			51,880			52,312			48,906
Allowance for Loan Losses	(13,651)			(13,524)			(13,542)			(13,662)			(13,436)
Other Assets	260,595			272,755			275,335			276,799			280,463

Total Assets	$2,892,120			$2,822,451			$2,779,960			$2,817,479			$2,845,140

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$863,175	$659	0.31%	$782,133	$400	0.20%	$755,620	$339	0.18%	$806,621	$222	0.11%	$880,707	$134	0.06%
Money Market Accounts	246,576	103	0.17	249,953	80	0.13	262,486	80	0.12	261,726	57	0.09	259,106	35	0.06
Savings Accounts	343,987	42	0.05	333,703	41	0.05	327,675	40	0.05	322,833	39	0.05	311,212	38	0.05
Time Deposits	140,359	64	0.18	145,622	69	0.19	148,652	71	0.19	152,811	70	0.18	158,289	74	0.19
Total Interest Bearing Deposits	1,594,097	868	0.23%	1,511,411	590	0.16%	1,494,433	530	0.14%	1,543,991	388	0.10%	1,609,314	281	0.07%

Short-Term Borrowings	8,869	8	0.37%	8,074	5	0.25%	9,920	15	0.59%	8,957	17	0.75%	12,810	45	1.43%
Subordinated Notes Payable	52,887	475	3.60	52,887	431	3.19	52,887	420	3.11	52,887	404	3.02	52,887	379	2.86
Other Long-Term Borrowings	13,787	100	2.93	14,726	112	3.01	15,427	115	2.95	16,065	117	2.93	14,468	99	2.77

Total Interest Bearing Liabilities	1,669,640	$1,451	0.37%	1,587,098	$1,138	0.29%	1,572,667	$1,080	0.28%	1,621,900	$926	0.23%	1,689,479	$804	0.20%

Noninterest Bearing Deposits	862,009			867,000			834,729			829,432			797,964
Other Liabilities	72,969			80,309			87,268			84,486			79,208

Total Liabilities	2,604,618			2,534,407			2,494,664			2,535,818			2,566,651

SHAREOWNERS' EQUITY:	287,502			288,044			285,296			281,661			278,489

Total Liabilities and Shareowners' Equity	$2,892,120			$2,822,451			$2,779,960			$2,817,479			$2,845,140

Interest Rate Spread		$21,943	3.29%		$21,808	3.33%		$21,595	3.37%		$20,799	3.25%		$20,006	3.14%

Interest Income and Rate Earned(1)		23,394	3.66		22,946	3.63		22,675	3.65		21,725	3.48		20,810	3.33
Interest Expense and Rate Paid(2)		1,451	0.23		1,138	0.18		1,080	0.17		926	0.15		804	0.13

Net Interest Margin		$21,943	3.43%		$21,808	3.45%		$21,595	3.48%		$20,799	3.33%		$20,006	3.21%

(1) Interest and average rates are calculated on a tax-equivalent basis using a 25% Federal tax rate for 2018 and a 35% Federal tax rate for 2017.
(2) Rate calculated based on average earning assets.